Exhibit 10.20

RXSIGHT, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made between RxSight, Inc. (the “Company”) and Eric J. Weinberg (the “Executive”), effective as of July 16, 2021 (the “Effective Date”).

This Agreement provides certain protections to the Executive in connection with a change in control of the Company or in connection with the involuntary termination of the Executive’s employment under the circumstances described in this Agreement. Certain capitalized terms are defined in Section 8 to the extent not otherwise defined in other Sections of the Agreement.

The Company and the Executive agree as follows:

1.    Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.    Severance Benefits.

(a)    Qualifying Non-CIC Termination. In the event of a Qualifying Non-CIC Termination (as defined below), and subject to Sections 5 and 7, the Executive will be eligible to receive the following from the Company:

(i)    Salary Severance. A single, lump sum payment equal to 12 months of the Executive’s Salary (as defined below), less applicable withholdings.

(ii)    Bonus Severance. A single, lump sum payment equal to 12 months of the Executive’s target annual bonus as in effect for the fiscal year in which the Qualifying Non-CIC Termination occurs, less applicable withholdings.

(iii)    COBRA Coverage. Subject to Section 3(d), the Company will pay the premiums for coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) a period of 12 months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(b)    Qualifying CIC Termination. In the event of a Qualifying CIC Termination (as defined below), and subject to Sections 5 and 7, the Executive will be eligible to receive the following from the Company:

(i)    Salary Severance. A single, lump sum payment equal to 12 months of the Executive’s Salary, less applicable withholdings.

(ii)    Bonus Severance. A single, lump sum payment equal to 12 months of the Executive’s target annual bonus as in effect for the fiscal year in which the Qualifying CIC Termination occurs, less applicable withholdings.

(iii)    COBRA Coverage. Subject to Section 3(d), the Company will provide COBRA Coverage until the earliest of (A) a period of 12 months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(iv)    Equity Vesting. Vesting acceleration (and exercisability, as applicable) as to one hundred percent (100%) of the then-unvested shares subject to each of the Company equity awards granted to the Executive that is outstanding as of the date of the Qualifying Termination (each, an “Equity Award”). In the case of an Equity Award that is subject to performance-based vesting, unless otherwise specified in the applicable Equity Award agreement governing the Equity Award, all performance goals and other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels. For the avoidance of doubt, in the event of the Executive’s Qualifying Pre-CIC Termination (as defined below), any then outstanding Equity Awards will remain outstanding until the earlier of (x) nine (9) months following the Qualifying Termination or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying Pre-CIC Termination can be provided if a Change in Control occurs within nine (9) months following the Qualifying Termination (provided that in no event will the Executive’s stock options or similar Equity Awards remain outstanding beyond the earlier to occur of (i) the Equity Award’s maximum term to expiration or (ii) the Equity Award’s post-termination exercise period). If no Change in Control occurs within nine (9) months following a Qualifying Pre-CIC Termination, any unvested portion of the Executive’s Equity Awards automatically and permanently will be forfeited on the date nine (9) months following the date of the Qualifying Pre-CIC Termination without having vested.

(c)    Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment with the Company Group (as defined below) is not a Qualifying Termination, then the Executive will not be entitled to receive the severance payments or other benefits specified in this Agreement.

(d)    Conditions to Receipt of COBRA Coverage. The Executive’s receipt of COBRA Coverage is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month, in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for the Executive and any of eligible dependents of the Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment (which offers group health coverage) or(y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Coverage period. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited, to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the COBRA Replacement Payments or any further COBRA Coverage.

(e)    Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Pre-CIC Termination, any severance payments and benefits to be provided to the Executive under Section 3(b) will be reduced by any amounts that already were provided to the Executive under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any Equity Awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party in connection with the Executive’s separation (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.

(f)    Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death.

(g)    Transfer Between Members of the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.

(h)    Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

4.    Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-

provided plans, policies, and arrangements. For avoidance of doubt, receipt of accrued compensation is not subject to the Release Requirement discussed in Section 5(a).

5.    Conditions to Receipt of Severance.

(a)    Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Executive’s Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Executive will forfeit any right to the severance payments or benefits under Section 3.

(b)    Payment Timing. Any lump sum salary or bonus payments under Sections 3(a) and 3(b) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 5(d) below. Any taxable installments of any COBRA-related severance benefits that otherwise would have been made to the Executive on or before the Severance Start Date will be paid on the Severance Start Date, and any remaining installments thereafter will be provided as specified in this Agreement. Subject to Section 5(d), any restricted stock units, performance shares, performance units, and/or similar full value awards that accelerate vesting under Section 3(b) will be settled (x) within ten (10) days following the date the Release becomes effective and irrevocable, or (y) if later, in the event of a Qualifying Pre-CIC Termination, on the date of the Change in Control.

(c)    Return of Company Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive having returned all documents and other property provided to the Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Executive), developed or obtained by the Executive in connection with his or her employment with the Company Group, or otherwise belonging to the Company Group, by no later than ten (10) days following the date of the Qualifying Termination.

(d)    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code (as defined below) and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any such payments or benefits, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A.

If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Executive’s termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or the consent of any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

(e)    Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive having resigned from all officer and director positions with all members of the Company Group and the Executive executing any documents the Company may require in connection with the same.

6.    Change in Control Benefits. If the Company experiences a Change in Control, and Executive remains an employee of any member of the Company Group through the date of such Change in Control, one hundred percent (100%) of the then-unvested shares subject to each Equity Award that is outstanding as of the date of such Change in Control will accelerate and fully vest. In the case of an Equity Award that is subject to performance-based vesting, unless otherwise specified in the applicable Equity Award agreement governing the Equity Award, all performance goals and other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels.

7.    Limitation on Payments.

(a)    Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(B) cancellation of Equity Awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted Equity Awards will be cancelled first); (C) reduction of the accelerated vesting of Equity Awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted Equity Awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.

(b)    Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 7, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 76, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 7. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 7. The Company will have no liability to the Executive for the determinations of the Firm.

8.    Definitions. The following terms referred to in this Agreement will have the following meanings:

(a)    “Board” means the Company’s Board of Directors.

(b)    “Cause” means (i) the Executive’s willful and repeated failure, in the reasonable judgment of the Board, to substantially perform his or her assigned duties or responsibility as an employee as directed or assigned by the Board (other than the Executive’s failure resulting from a Disability); (ii) the Executive engaging in intentional illegal conduct that was or is materially injurious to the Company Group or its affiliates; (iii) the Executive’s knowing violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company Group or its affiliates, which violation was or is reasonably likely to be injurious to the Company Group or its affiliates; (iv) the Executive’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Executive and the Company Group (or any affiliate); or (v) the Executive being convicted of, or entering a plea of guilty or nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against, or the misappropriation of material property belonging to, the Company Group or its affiliates. The foregoing definition does not in any way limit the Company’s ability to terminate the Executive’s employment at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

(c)    “Change in Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 8(c)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)    A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any twelve (12)-month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this Section 8(c)(ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 8(c)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(1)    a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(2)    a transfer of assets by the Company to:

(A)    a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(B)    an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(C)    a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or

(D)    an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 8(c)(iii)(2)(A) to Section 8(c)(iii)(2)(C).

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 8(c), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 8(c).

(iv)    A transaction will not be a Change in Control:

(1)    unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or

(2)    if its primary purpose is to (1) change the jurisdiction of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)    “Change in Control Period” means the period beginning on the date a LOI or similar agreement is made between the Company and an acquiror, provided such date occurs no earlier than nine (9) months prior to a Change in Control, and ending twelve (12) months following a Change in Control.

(e)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Company Group” means the Company and its subsidiaries.

(h)    “Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.

(i)    “Good Reason” means the Executive’s resignation due to the occurrence of any of the following conditions which occurs without the Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction in the Executive’s Salary, which the parties agree is a reduction of at least ten percent (10%) of the Executive’s Salary; (ii) a material reduction of the Executive’s duties, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction, including where such material reduction results solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change in Control but is not made the Chief Financial Officer of the acquiring corporation); or (iii) a change by more than fifty (50) miles in the geographic location at which the Executive must perform services; provided, however, that no condition described herein will constitute “Good Reason” for purposes of this Agreement unless (1) the Executive will have first provided written notice to the Board of the existence of the condition within ninety (90) days of the initial existence of such Good Reason condition; (2) the Board will have failed to remedy the condition within thirty (30) days following the receipt of such notice (the “Cure Period”); (3) the Executive must cooperate in good faith with any efforts by the Company to remedy the Good Reason condition; (4) the Good Reason condition must continue to exist upon completion of the Cure Period; and (5) the date of termination of employment occurs no more than thirty (30) days after the end of the Cure Period. In no instance will a termination by the Executive be deemed to be for Good Reason for purposes of this Agreement if it becomes effective more than twelve (12) months following the initial existence of the Good Reason condition.

(j)     “Qualifying Pre-CIC Termination” means a Qualifying CIC Termination that occurs after a letter of intent (“LOI”) or similar agreement is made between the Company and an acquiror, but prior to the date of the Change in Control.

(k)    “Qualifying Termination” means a termination of the Executive’s employment either (i) by a Company Group member without Cause and other than by reason of the Executive’s death or Disability, or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”) or outside of the Change in Control Period (a “Qualifying Non-CIC Termination”).

(l)     “Salary” means the Executive’s rate of base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s rate of base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

9.    Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.

10.    Notice.

(a)    General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (i) upon actual delivery to the party to be notified; (ii) upon transmission by email; (iii) twenty-four (24) hours after confirmed facsimile transmission; (iv) one (1) business day after deposit with a recognized overnight courier; or (v) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive will have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

RxSight, Inc.

100 Columbia

Aliso Viejo, CA 92656

Attention: Chief Executive Officer

(b)    Notice of Termination. Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 10(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (i) the giving of the notice, or (ii) the end of any applicable cure period).

11.    Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.

12.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 3(e).

(b)    Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, change in control severance agreement, severance policy or program, or Equity Award agreement.

(e)    Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. The Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by any member of the Company Group.

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(g)    Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	RXSIGHT, INC.

	By:	/s/ J. Andy Corley

Title:
J. Andy Corley
Chairman of the Board of Directors

Date: 7/8/2021

EXECUTIVE	/s/ Eric Weinberg

Eric J. Weinberg

Date: 7/8/2021

[Signature page to Change in Control Severance Agreement]